EXHIBIT 99.2

[Rural/Metro Corporation logo]

CONTACT:   Liz Merritt, Rural/Metro Corporation
           (480) 606-3337
           Financial Dynamics, Investor Relations
           Jim Byers (Investors)
           (415) 439-4504

For immediate release
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                  RURAL/METRO RECEIVES APPROVAL ON ITS PROPOSAL
                 TO DISCONTINUE AMBULANCE SERVICE IN FORT WORTH

           SCOTTSDALE, Ariz. (April 18, 2005) - Rural/Metro Corporation (Nasdaq/SC: RURL) announced today that its proposal to discontinue its contract in metropolitan Fort Worth, Texas was approved by the Area Metropolitan Ambulance Authority Board of Directors effective April 30, 2005.

           The Fort Worth-area EMS system is administered by the Authority under the name MedStar. The Authority owns all vehicles and equipment, manages administrative expenses, and conducts all billing and collections. Since 1999, Rural/Metro provided EMS support personnel under a fixed-price contract that generated approximately 2% of the company's total revenue in fiscal 2004.

           Jack Brucker, President and Chief Executive Officer, said, "In light of today's approval, we will move forward immediately in an effort to ensure an efficient and smooth transition of personnel to this newly integrated, internal model."

           Boo Heffner, President of the Company's West Emergency Services Group, added, "We are proud of the job we have done and the system enhancements we have implemented in the five years we served the communities and pledge our fullest cooperation during the transition period."

           In an announcement issued by the Authority today, Board Chair Howard McMahon stated, "The 14 Tarrant County cities served by the system will still have the same MedStar ambulances and the same emergency medical personnel answering their calls. The high quality service our citizens expect will be uninterrupted."

           According to the announcement, " . . . the Authority will immediately offer employment to the hard-working, well-qualified employees who were employed by Rural/Metro, especially the emergency medical services staff."

           Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 23 states and approximately 365 communities throughout the United States. For more information, visit the company's web site at http://www.ruralmetro.com.

      This press release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the company's ability to sustain operating cash flow, secure new contracts, retain existing contracts, and improve earnings and operating margins. Additional factors that could affect the company are described in its Form 10-K for the year ended June 30, 2004 under the caption "Risk Factors" in the Management's Discussion and Analysis section, and other factors as described from time to time in the company's SEC filings.

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